Exhibit 4.119

Mobile Value-added Service Cooperation Agreement

China United Telecommunications Corporation

Master Contract No.: CUVAS-A2006-0050

Party A: China United Telecommunications Corporation

Party B: Beijing Hutong Wuxian Technology Co., Ltd.

Date: April 13, 2006

CONTENTS

PREAMBLE	3

CHAPTER 1 RECITALS	3

CHAPTER 2 DEFINITIONS	4

CHAPTER 3 WAYS OF COOPERATION	5

CHAPTER 4 RIGHTS AND OBLIGATIONS OF PARTIES	6

CHAPTER 5 WORK INTERFACE AND MAINTENANCE	10

CHAPTER 6 COOPERATIVE SERVICES	12

CHAPTER 7 BUSINESS OPERATION	14

CHAPTER 8 CREDIT RATING SYSTEM	17

CHAPTER 9 INTELLECTUAL PROPERTY	19

CHAPTER 10 BILLING, SETTLEMENT AND COLLECTION	20

CHAPTER 11 MODIFICATION OR TERMINATION OF AGREEMENT	23

CHAPTER 12 CONFIDENTIALITY	25

CHAPTER 13 OTHER LIABILITIES FOR BREACH	26

CHAPTER 14 FORCE MAJEURE	27

CHAPTER 15 GOVERNING LAW AND DISPUTE RESOLUTION	27

CHAPTER 16 MISCELLANEOUS	27

ANNEX I DEFINITIONS	30

ANNEX II LIST OF ACTS IN BREACH	34

ANNEX III CREDIT RATING	38

ANNEX IV SCHEDULE OF PROFIT DISTRIBUTION PERCENTAGES	40

PREAMBLE

1.	This Cooperation Agreement (hereinafter referred to as this “Agreement”) is entered into as of April 13, 2006 in Beijing by and between the following Parties (individually referred to as a “Party” and collectively the “Parties”):

China United Telecommunications Corporation (hereinafter referred to as “Party A”), is a company duly incorporated and validly existing under the laws of the People’s Republic of China (“PRC”), with the registered office at A-133 Xidan North Street, Xicheng District, Beijing, PRC. Its legal representative is Chang Xiaobing;

Beijing Hutong Wuxian Technology Co., Ltd. (hereinafter referred to as “Party B”), is a company duly incorporated and validly existing under the laws of PRC, with the registered office at 3/F, China Resources Building, 8 Jianguomen North Street, Dongcheng District, Beijing, PRC. Its legal representative is Huang Xinzi.

2.	Scope of application: For purpose of convenience in writing, this Agreement consists of the Body Text (“Text”) and Annexes (“Annexes”). Each of the Text and the Annexes is an integral part of this Agreement. Unless otherwise explicitly agreed in writing, the Parties shall be governed by the applicable provisions hereof with respect to the Value-added Services carried out on a cooperative basis.

3.	The Text hereof, the Annexes and any amendments and supplements hereto shall be provided by Party A, and shall take effect in accordance with the terms and/or procedures as agreed by the Parties after consultations.

4.	If the Parties intend to cooperate in the provision of any other Value-added Services (hereinafter “New Value-added Service”) in addition to those as set forth hereunder in future, the Parties may, through amicable consultations, either enter into a separate agreement in connection with the New Value-added Service (the text thereof to be provided by Party A) or incorporate such New Value-added Service into this Agreement and implement the same in accordance herewith.

CHAPTER 1    RECITALS

WHEREAS:

1.	Party A is a telecommunication operator approved by the competent authorities of information industry under the State Council of PRC to provide the customers nationwide with basic telecom services and value-added telecom services, with its own telecom infrastructure network, Value-added Service Platform, service distribution system, and vast customer base. Party A has the full authority to execute and perform this Agreement.

2.	Party B is a service provider (SP) content provider (CP) that lawfully provides Mobile Value-added Services. It is qualified to operate the cooperation services hereunder and has duly obtained the following certificates:

a.	Business License for Incorporated Enterprise No. 1101082682003;

b.	Operation License for Cross-region Telecom VAS No. B2-20040121;

c.	Other qualification certificates evidencing Party B’s qualification and capacity to engage in the Value-added Services which Party B intends to operate together with Party A; and

d.	Any document, as acceptable to Party A, evidencing that Party B meets the required conditions of qualification and market entry and/or that Party B has passed relevant Testing.

3.	Party B desires to provide Value-added Service through Party A’s Mobile Communication Network and Mobile Value-added Service Platform, and has the full authority to execute and perform this Agreement.

4.	Party B has duly executed the Information Security Guarantee Letter or any other instrument of similar nature, and is willing to take any responsibilities in respect of information security in accordance with relevant laws and regulations.

5.	The Parties have reached consensus on the principles of openness, innovation, cooperation, and win-win with respect to the cooperation in the development of Value-added Services and shall execute and perform this Agreement based on such principles.

THEREFORE, in consideration of the foregoing and in the principles of equality and mutual benefits, advantage sharing and efficiency, the Parties hereby reach this Agreement for the purpose of developing and flourishing Mobile Value-added Services and achieving a win-win relationship. The Parties shall, in light of the cooperation principle, exercise and perform in good faith their respective rights and obligations hereunder.

CHAPTER 2    DEFINITIONS

Unless separately defined herein or otherwise specified in writing by the Parties, all relevant terms of this Agreement shall have the meaning as set out in Annex I. Other relevant terms not expressly defined hereunder shall be construed in accordance with the laws, regulations, governmental rules, or policies of competent authorities of PRC, and to the extent that there is no explicit definition in such laws and regulations, shall be construed according to industry practices.

CHAPTER 3    WAYS OF COOPERATION

3.1	Party A provides to Party B the network and user resources for a charge and, by using its own client service, billing and Service Supporting Systems, provides to Party B the access service, client service, billing and fee collection service for a charge.

3.2	Party A will assign a Corporate Code to Party B for use in identification of Party B in Party A’s billing and settlement system, Value-added Service Platform system and client service system. Party A shall ensure the stability of the Corporate Code assigned to Party B and acknowledge that such Corporate Code shall have the same effect as the name of Party B’s corporate entity with respect to identification of Party B in Party A’s system.

3.3	Party A shall be responsible for establishment and maintenance of the SP Service System to realize the communication between the Parties in connection with cooperation in the Value-added Services hereunder. Party A shall, according to the work process of the SP Service System, notify Party B of the user name and password (which can be modified by Party B in its discretion). Party B shall use such user name and password to log on the SP Service System and operate pursuant to the instructions of such system so that the Parties will be able to communicate between each other in respect of cooperation in Value-added Services including applying for cooperation in Value-added Services, modifying corporate information online, obtaining confirmation by Party A’s Testing, etc. Party A will use the SP Service System to issue notices, policies and measures for business management and other information necessary to inform SP, and manage and promptly update the information in relation to the cooperation hereunder. Party A shall be responsible for the normal operation of the SP Service System. Party B shall correctly register in the SP Service System its accurate name, designated banks, accounts, contacts, client service information and shall ensure the authenticity and prompt updating of the foregoing information.

3.4	The information on contracts, settlements, complaints and default handling as generated by the SP Service System, including but not limited to issuance, reply, confirmation, and explanation in relation to data, exhibits, and schedules, etc., unless otherwise specified, shall be deemed to be evidence for communications between the Parties; and such information shall be effective as of the time it reaches Party B’s point of access to the SP Service System. Party B shall keep in proper condition the foregoing information on contracts, settlements, complaints and default handling as generated by the SP Service System. Party A may provide appropriate backup and inquiry system in the SP Service System, but shall not be responsible for maintaining or furnishing again the foregoing information.

3.5	Party B shall keep in proper condition its user name and password to log on the SP Service System, and shall not allow any third party to use such user name and password. Party B shall be solely responsible for any damages to itself arising from the disclosure due to Party B’s reason of such user name and password to any third party or the employee without the need to know; it shall indemnify Party A or Subscribers for any damages to Party A or Subscribers as a result thereof.

3.6	During the term of this Agreement, Party B shall upon Party A’s request provide Party A with reports on the Subscriber development, Subscriber classification, Subscriber habits, business prospectus forecast, etc. and shall provide Subscriber information necessary for the administration of such services to ensure timely update of Party A’s Subscriber database.

3.7	Party B agrees to strictly observe in its operation of Mobile Value-added Services the “business standards” and the China Unicom Mobile Value-added Service Cooperation Management Measures stipulated by Party A, and management measures, service quality standards, customer service standards and other relevant documentation that Party A has stipulated or will stipulate from time to time. Party A will inform Party B in an appropriate manner the aforesaid business standards, management measures, service quality standards and/or service standards prior to the formal issuance thereof, and will release such business standards, management measures, service quality standards and/or service standards in the SP Service System for observance by Party B.

CHAPTER 4    RIGHTS AND OBLIGATIONS OF PARTIES

4.1	By using Party A’s Mobile Communication Network and Value-added Service Platform, the Parties provide the Subscribers with services and/or contents in connection with the Mobile Value-added Services. Party B will be responsible for the organization and provision of the contents, product development, the establishment and maintenance of the Value-added Service Platform, marketing and client service, and Party A will be responsible for billing and fee collection on behalf of Party B.

4.2	“Organization and provision of contents” refers to the provision of specific services and/or contents of the customized Mobile Value-added Services.

4.2.1	The organization and provision of contents by Party B shall be in compliance with the applicable laws, regulations and policies of the State concerning telecommunications and internet information, etc. and it shall be ensured that the services furnished by Party B shall not contravene the applicable laws, regulations and policies of the State, and no illegal information as set forth in the Information Security Guarantee Letter signed by Party B shall be transmitted through Party A’s systems. Any acts of Party B in breach of the foregoing provisions of this Clause shall be deemed to be substantial breach. In addition to being subject to the provisions of substantial breach herein, Party B shall be liable for any economic losses thereby incurred to Party A and/or Subscribers. In the event that the acts of Party B in breach of the foregoing provisions of this Clause have brought adverse social impact to Party A and/or Subscribers, Party B shall make a public announcement of its responsibilities in an appropriate manner, and eliminate such adverse effects by way of public apologies to Party A and/or the Subscribers, etc.

4.2.2	Party B shall be responsible for resolving any disputes arising in connection with the security and lawfulness of the contents and services that it provides.

4.2.3	Party B shall ensure that the services that it provided have no material hidden defect per se, or that will be exploited by individual Subscriber or any third party, to cause damage to Party A’s Mobile Communication Network, Value-added Service Platform or the interests of other Subscribers.

4.3	The term “product development” referred to in Clause 4.1 hereof shall mean to process the characters, voice, picture, video, or all of them, by means of lawful technological means or scientific methods, to change them into the Value-added Service products which can be provided to Subscribers through the Value-added Service Platform.

4.4	The term “establishment and maintenance of the Value-added Service Platform” referred to in Clause 4.1 hereof shall mean the provision of the software and hardware facilitates for the implementation of Value-added Services hereunder and the provision of daily maintenance and debugging as required for the normal operation of such software and hardware facilities. The working interface and maintenance responsibilities with respect to the provision of the Value-added Service by the Parties are set forth in Chapter 5 herein.

4.5	“Marketing” referred to in Clause 4.1 hereof shall mean the organization and implementation of marketing activities such as marketing, planning, etc. with respect to the Value-added Service.

4.5.1	If necessary, Party A and Party B may separately or jointly promote in various ways the Value-added Services, and will enter into a separate agreement with respect to cooperation in promotion of the Value-added Services.

4.5.2	The Parties may negotiate for the use of the name, trademark, service mark or logo of Party A or any service in the Value-added Services jointly provided by the Parties, provided however, without Party A’s request or confirmation, Party B shall not use Party A’s name, trademark, service mark or logo to the effect that Subscribers misunderstand such content provided by Party B only is provided by Party A, or jointly provided by the Parties.

4.5.3	Party B shall not use the name, trademark, service mark, logo and relative materials of Party A in the marketing activities with respect to the Value-added Services conducted by Party B separately unless as required by Party A or with the written consent from Party A. Party B shall use the name, trademark, service mark or logo of Party A in strict compliance with the China Unicom Visual Identity Control Manual and other relevant rules of Party A. Meanwhile, Party B shall ensure that no infringement upon Party A’s title to its trademark or other property shall be allowed.

4.5.4	Party B shall not promote in its content service and/or other services competitors of Party A that have identical and/or similar business scope as Party A, or make representations in favour of such competitors.

4.5.5	Before Party B provides by any method any Value-added Services to the Subscribers (or in the process of marketing and promotion of such services), Party B shall give full notice to the Subscribers about the content, method, billing (fees relating to information and communications) and other information of such services that the Subscribers need to know for their acceptance of such services and/or payment of Information Service Fee. Party B shall start to provide such services only to the extent that there is evidence that it has made the notice mentioned above and has obtained the confirmation and/or Customization from Subscribers acknowledging their acceptance of the Value-added Services. Without Party A’s prior consent in writing, Party B shall not request Subscribers to accept such Customization and collect corresponding fees from Subscribers in any way to the effect that “Subscribers’ acquiescence will be deemed as acceptance” or “Customization can only be cancelled by making a phone call or sending a short message, otherwise it shall be deemed as accepted”, nor cause the Subscribers to accept such Customization and collect corresponding fees from Subscribers by means of fraud, cajolery and other dishonest means or impose any unnecessary burdens to Subscribers as a result thereof.

4.5.6	Party B shall not, by itself or together with other mobile terminal producers, embed services in the mobile terminals or UTK/STK, OTA cards without the prior written consent from Party A. With the consent from Party A, Party B may provide on-demand services embedded in mobile terminals or UTK/STK, OTA cards, and shall explicitly describe the details, methods of provision, rates and withdrawal from subscription in relation thereto, for which Party B shall not collect the fees directly from the Subscribers.

4.6	“Client service” referred to in Clause 4.1 hereof shall mean the provision of services as necessary for the Subscribers to use the Value-added service on a normal and reasonable basis, including but not limited to services before, during and after the use of Value-added Services by the Subscribers such as responding to service inquiries, and handling complaints. The client service with respect to the Value-added Services hereunder shall be implemented by making reference to the standards issued by the Ministry of Information Industry, and Party A’s client service standards then in effect, including but not limited to the following obligations:

(1)	The Parties shall establish 7×24 hours customer service hotline.

(2)	Complaints from Subscribers shall fall in the responsibility of the Party first receiving such complaints, whether they are actually within the responsibility of either Party; provided that if the other Party is involved in the problems, such other Party shall assist in resolving the problems.

(3)	Party A’s customer complaint or enquiry center (1001 customer service hotline) shall direct to Party B for solution of such issues that are not the responsibility of Party A, and Party B shall send initial reply to Party A or directly respond to Subscribers within one (1) hour thereafter, and shall be responsible for the final explanation or solution of such issues.

(4)	Party B shall not require Subscribers to contact directly with Party A on the excuse that the inquires or complaints it received are the responsibilities of Party A. If Party B believes that the inquires or complaints it received are the responsibility of Party A, Party B’s customer service personnel or customer service system shall assist Party A to analyze and resolve such inquires or complaints, and contact with Party A within one (1) hour after receipt thereof, and direct the same to Party A upon Party A’s confirmation.

(5)	If neither Party A nor Party B can determine which Party shall be responsible for the inquiries or complaints it received, such Party shall contact with the other Party within one (1) hour after the receipt thereof to find out the Party to be responsible, and help the Subscriber resolve the problem as soon as possible. Neither Party shall try to evade from its responsibilities thereto.

(6)	If the complaints from Subscribers have arisen from the services have not been provided in such quality as specified in promotions or covenants, the Party making such promotions and covenants shall be responsible for responding and resolving the problems in relation to such complaints and the other Party shall give necessary cooperation.

(7)	Party B shall make detailed description of services that it intends to provide to the Subscribers in its application for the activation of services according to the type of services under cooperation.

(8)	Party B shall provide Party A’s customer service staff with the network interface and authorization for service inquiry and withdrawal.

(9)	In the event that Party B cannot continue to provide the Value-added Services due to poor operation, withdrawal from this Agreement or for other reasons of its own, Party B shall be directly responsible for making appropriate explanations to the Subscribers and dealing with subsequent problems. Except for the Withdrawal Mechanism as provided herein, Party B shall inform Party A of the suspension of its provision of the Value-added Services three months ahead; Party A shall promptly stop the collection of Information Service Fee on behalf of Party B, and assist Party B in making explanations to the Subscribers.

4.7	The “billing and fee collection on behalf of Party B” as referred to in Clause 4.1 hereof shall be conducted in accordance with Chapter 10 “Billing, Settlement and Collection” hereof.

4.8	In providing the Value-added Services hereunder, the Parties shall take its own responsibilities of establishment and maintenance in accordance with Chapter 5 “Work Interface and Maintenance” hereof.

4.9	Party B may entrust Party A with hosting for the purpose of cooperation in developing business, and the specific matters such as rights and obligations of the Parties, and costs and expenses in relation thereto shall be separately agreed upon by the Parties.

CHAPTER 5    WORK INTERFACE AND MAINTENANCE

5.1	During the term hereof, each of the Parties shall be solely responsible for maintenance of its own interface that is divided by Equipment Connection Point. The work and maintenance interface of each of the Parties are indicated in the diagram as follows:

Illustration of Maintenance Interface of the Parties

5.2	Party A’s Maintenance Responsibilities

5.2.1	Party A shall contribute the software and hardware systems as necessary for its Mobile Communication Network and Value-added Service Platform.

5.2.2	Party A shall cooperate with Party B to connect Party A’s various Gateways or servers to the communication lines of Party B’s servers.

5.2.3	Party A shall be responsible for providing Party B with its standards for technology protocol and interface with respect to the Value-added Service.

5.2.4	Party A shall be responsible for maintaining the normal operation of network communication that are within the responsibility of Party A as shown in the diagram above, and assume responsibilities for network failures other than those attributable to Party B’s reasons. Party A shall have the right to restrict the transmission of any abnormal overloads of data or information which may affect the operation security of Party A’s network.

5.2.5	Party A shall have the right to control and adjust the Data Flow and Port of the Maintenance Interface that belongs to Party A, and notify Party B of the result thereof.

5.2.6	Party A shall have the right to conduct necessary testing and data statistics from time to time during the service operation period with respect to such services provided by Party B, and, based on the testing results, require Party B to carry out rectification in accordance with Party A’s Mobile Value-added Services management procedures.

5.2.7	Party A shall be responsible for providing Party B with the statistics of Data Flow with respect to Party B’s use of Communication Channels, and ensure the reliability and timeliness of such statistics.

5.2.8	Party A shall give a notice to Party B as soon as practicable prior to any transmission interruption caused by the debugging and maintenance of the Gateways or other network equipment or due to other foreseeable reasons, including specific reasons, time and period for interruption.

5.2.9	Party A shall ensure that Party B will be given notice within reasonable time upon the occurrence of any transmission interruption caused by problems with Gateways or other networks or any other unforeseeable reasons.

5.3	Party B’s Maintenance Responsibilities

5.3.1	Party B shall be solely responsible for the construction and maintenance of its own systems, including any work and cost involved in all the hardware equipment, system debugging, activation, and System Maintenance with respect to the performance of the Mobile Value-added Services hereunder in this Agreement.

5.3.2	Party B shall be responsible for the interconnection between Party B’s system and Party A’s various Gateways or servers, and shall be responsible for the application for, lease and maintenance of relevant communication lines, and any costs and expenses with respect thereto.

5.3.3	Party B shall ensure that no debugging, activation and maintenance of its system shall be conducted at Party A’s busy hours, and operations that might affect the Subscribers substantially shall be conducted at midnight such that the Subscribers’ use of the Mobile Value-added Services might be affected to a minimum extent. Party B shall ensure that normal functioning of Party A’s network will not be affected by the aforesaid operations, and shall assume any liability for any damages to Party A’s work arising therefrom.

5.3.4	Party B shall provide Party A with prior notice in writing or in other appropriate forms (e.g. through SP Service System) of the debugging, activation and modification of its system, and shall upon receipt of Party A’s confirmation notify the Subscribers of the same through effective ways such as mails, advertisement, or short message, etc. and shall ensure minimum impact upon the Subscribers.

5.3.5	Party B shall accept such adjustments on Data Flow as made by Party A in case of emergency to ensure the normal and stable conditions of various Value-added Services.

5.3.6	Party B shall, at its transmission of various data or information to Party A’s Communication Platform, ensure that the Data Flow will not cause any damage to the safe load of network. Party A shall have the right to restrict the transmission of any abnormal overloads of data or information with negative impact on the operation security of Party A’s network.

5.3.7	Party B shall provide 24-hour uninterrupted System Maintenance.

CHAPTER 6    COOPERATIVE SERVICES

6.1	The Mobile Value-added Services of China Unicom referred to hereunder shall collectively mean the various information services and applications, among other things, provided to Party A’s Subscribers jointly by both of the Parties based on the mobile network of China Unicom and various Mobile Value-added Service Platform. The Mobile Value-added Services of China Unicom, with “UNI” as the single brand name, includes seven broad categories, i.e. Uni-Info, Uni-Wap, Uni-Voice, Uni-Mail, Uni-Magic, Uni-Tone, and Uni-Video, and the Service Categories will continue to be expanded as a result of innovations in technology and business.

6.2	If Party B desires to conduct the businesses as set forth in Clause 6.1 jointly with Party A, Party B shall make application to Party A through the SP Service System. Activation shall be made upon satisfaction of conditions to activation.

6.3	In conducting the Value-added Services on a joint basis, Party B shall pay Party A the Resource Use Charge in a certain amount with respect to the occupancy of Party A’s access numbers and/or E1 Port resources, and administration costs in relation thereto:

(1)	The Resource Use Charge is RMB5000 per month for Uni-Info; and RMB5000/E1 port/month for the Uni-Voice 10159;

(2)	The Resource Use Charge will be calculated by month, and collected annually on an advance basis;

(3)	In case of activation after March 31, 2006, Party B shall make payment of Resource Use Charge from the next calendar month after the date of activation through March 31, 2007 in a lump sum prior to the date of activation; in case of activation of Uni-Info or Uni-Voice prior to March 31, 2006, Party B shall make payment of Resource Use Charge prior to March 31, 2006; any delay in such payment shall be deemed to be objection to continue cooperation with Party A in such Value-added Service, upon which the cooperation in such Value-added Service will be terminated; During the term hereof, given that the Parties terminate the cooperation or Party B ceases to conduct certain service for any reason, the remaining Resource Use Charge (calculated according to the number of full calendar months remaining) paid by Party B in advance shall be refunded without interest.

6.4	The Parties will collect from the Subscribers the Communication Fees and Information Service Fees with respect to the Value-added Services provided jointly by the Parties. The collection methods, profit distribution percentage, billing, settlement and collection on an agency basis in connection with Communication Fees and Information Service Fees are set out in Chapter 10 and Annex IV to this Agreement.

6.5	The Parties shall make advance compensation with respect to the complaints from Subscribers in strict compliance with the provisions of the Ministry of Information Industry and the competent authorities, that is, refunding the amount involved in the complaint or dispute raised by the Subscribers in advance of ascertainment of whether such complaint falls in the responsibility of Party A or Party B. Such amount shall be deducted from the Information Service Fees after the deduction of 8% allowance for bad account when the Parties settle the Information Service Fees. The remaining Information Service Fees (if without other amount deductible hereunder) shall serve as the basis for profit distribution between the Parties and be distributed in accordance with the terms hereof. If Such complaint or dispute raised by the Subscribers arise from Party B’s activities that breach this Agreement, Party B shall take its responsibilities with respect to the breach.

6.6	If Party B intends to conduct additional Mobile Value-added Service, or alter the contents of existing services (subject to the applicable provisions of business management of Party A), Party B shall make valid application to Party A in writing or through Party A’s SP Service System, and submit certificates evidencing its qualification to conduct such service. Party A will conduct a Testing of such service applied for by Party B provided that such service has been examined and approved, and will issue a written approval to Party B after such service has passed the Testing, or make acknowledgement in an appropriate manner in SP Service System.

6.7	In furnishing the Subscribers with the Value-added Services, Party B shall not do any act listed in Annex II “List of Acts in Breach”, or any act that may have negative impact on the interests of Party A and/or the Subscribers, or give support for any acts that may have negative impact on the interests of Party A and/or the Subscribers.

6.8	Party B shall assume all the responsibilities arising from the provision of Mobile Value-added Service whatsoever to the Subscribers by any third party through the Maintenance Interface of Party B. Party A will not be held liable to the Subscribers or such third party for reason thereof.

6.9	Unless otherwise agreed by the Parties, Party B shall accept any change in the business pattern proposed by Party A for the purpose of business development, and shall assist Party A in effecting such change.

6.10	Unless otherwise expressly agreed by the Parties, or with the prior consent from Party A, Party B shall not transfer the services conducted by it on a cooperative basis to any third party. The third party transferee shall have the qualification and capacity no lower than those of Party B to engage in the Value-added Services hereunder, and shall meet the requirements for business transfer as set forth in the business standards and management measures of Party A and shall perform the obligations required for such transfer and deal with necessary procedures for such transfer. Any transfer in breach of this Agreement shall be construed as a breach on the part of Party B, and Party B shall assume the consequential liability for breach.

CHAPTER 7    BUSINESS OPERATION

7.1	In connection with the Value-added Services jointly conducted by the Parties, in addition to the payment of Resource Use Charge under Clause 6.3 hereof, Party B shall also pass necessary technology testing. As from the date when the testing period begins, if any service application fails the testing required by Party A for one time for Party B’s reason, such service application shall be avoided, with the costs thereof to be borne solely by Party B. Party B shall resubmit a service application to Party A if it intends to proceed with the cooperation in the service for which such application was made.

7.2	The time for formal activation of service shall be subject to the time when Party A formally activates billing of such service.

7.3

After the end of the three-month Business Support Period, Party A will do a semiannual assessment of the revenue or volume of the businesses for the current half year period, and will withdraw from such service as in lower ranking or in a business volume less than required. Such assessment shall be done within the first month of the half year period n+1 on each of Service Categories for the half year period n. Withdraw Mechanism shall be applied to such Service Category as having been assessed to meet the conditions of withdrawal below, that is, Party A will adopt the Business Closedown procedure for such Service Category at 24:00:00 of the last day of the half year period n+1, and will not accept the application for such Service Category from Party B within the next six months. The assessment criteria and conditions to withdrawal are as follows:

(1) In connection with Uni-Wap, Uni-Mail, Uni-Magic, Uni-Tone, and Uni-Video, Withdrawal Mechanism shall be applied to such SP ranking at the last 10% in terms of the proceeds of Information Service Fees;

(2) In connection with Uni-Info, Withdrawal Mechanism shall be applied to SP which has handled less than 300,000 messages effectively originated (MO number) each half year (the “effectively” herein shall refer to the use of the relevant service by a normal Subscriber in its own initiative through the normal process, which results in a bill);

(3) In connection with Uni-Voice, Withdrawal Mechanism shall be applied to the SP which has handled less than 300,000 minutes of calls effectively made (the “effectively” herein shall refer to the use of the relevant service by a normal Subscriber on its own initiative through the normal process, which results in a bill).

7.4	The Business Support Period shall be three months, during which SP shall not participate in the above assessment and withdrawal.

7.5	The assessment and withdrawal with respect to Service Categories shall be conducted once every half a year.

7.6	The Parties define the events of default into three classes (Class A, B, C, namely, the minor, major and material defaults) according to the degree of severity (specific description of events of default is set forth in Annex II hereto), and each class of default shall receive corresponding sanctions.

Class A default: There will be a 30-day rectification period after Party A has sent the notice of default to Party B, during which period Party A shall screen such services in breach and withhold its acceptance of Party B’s application for new services under the service category thereof. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; if the result of rectification is unsatisfactory, the service in breach shall be closed down, and Party B shall continue with its rectification until the result thereof is satisfactory and Party A will restore its acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and a liquidated damages shall be paid at 10% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB5,000, it shall be collected at RMB5,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

Class B default: Closedown of the service in breach; There will be a 30-day rectification period after Party A has sent the notice of breach to Party B, during which period it will withhold its acceptance of Party B’s application for new services under the service category thereof. After expiration of the rectification period, if the result of rectification is satisfactory, Party A will cancel the screen and restore acceptance of new applications; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be paid at 30% of the aggregate amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

Class C default: termination of cooperation on the service in breach; the Information Service Fee proceeds from the service in breach shall be deducted by two times at the amount thereof for compensation to Subscribers, and liquidated damages shall be collected at 50% of the total amount of such Information Service Fee (including Information Service Fee proceeds from the service in breach) arising from the Billing Cycle during which such breach occurs (if such amount is less than RMB10,000, it shall be collected at RMB10,000); and such breach shall be notified to Party A’s branch companies and announced on the SP Service System.

7.7	Methods for deducting by two times the total amount of Information Service Fee proceeds from the service in breach and relevant liquidated damages: If the currently settled amount is insufficient for deduction by two times of the total amount of Information Service Fee from the service in breach and liquidated damages, further deduction shall be conducted in the subsequent settlements on the part of Party B until all the remaining amount thereof has been deducted; if the settled amount is insufficient for such deduction as of the termination hereof, Party A shall have the right to recover the remaining amount thereof.

7.8	If Party A applies the Withdraw Mechanism, it shall give an appropriate notice in a proper way to Party B, and notify Party B of the effects on their cooperation resulting therefrom. For Information Service Fee proceeds that has not yet been settled, Chapter 10 shall apply.

7.9	During the term of this Agreement, any act of Party B in breach of the business standards or China Unicom Mobile Value-added Service Cooperation Management Measures as mentioned in Clause 3.7 hereof, other than the provisions of this Agreement and the Annexes, shall be deemed to be a breach of rules and shall be dealt with in accordance with the provisions regarding “breach of Rules” in the aforesaid standards or measures, including but not limited to Service Screening for services in breach of rules, and reduction in credit rating. If there is any discrepancy between the provisions of this Agreement and those of the aforesaid standards or measures with respect to any act in breach of rules, the provisions of this Agreement shall prevail.

7.10	Given that Party B’s operation of one or more Value-added Services has substantially or significantly breached the standards for service quality and client service instructed by Party A, or there are material defects in the services or contents provided by Party B to the Subscribers hereunder, or Party B, through using technologies, has participated, on its own initiative or as requested, in any activities which have violated the interests of Party A or the Subscribers, or problems in Party B’s operation has caused serious social impact on Party A or the Subscribers, then in addition to termination of cooperation with Party B in such services pursuant to this Chapter, Party A may also terminate cooperation with Party B in all or part of other services with respect to which no acts in breach of rules have occurred, or may terminate this Agreement.

7.11	If Party B has maliciously caused damages to the interests of Party A or the Subscribers by using technologies on its own or through conspiracy with any other party, or if data or irregularities occur in Party A’s business platform/system by reason thereof, Party A may suspend the services conducted by party B and promptly notify Party B of such suspension, and Party B shall provide sufficient evidence for explanations of the aforesaid data or irregularities within 7 business days, otherwise Party B shall be deemed to have maliciously caused damages to the interests of Party A or the Subscribers and shall be dealt with in accordance with the relevant terms of this Agreement.

CHAPTER 8    CREDIT RATING SYSTEM

8.1	For the purpose of good faith cooperation between the Parties, Party B shall be evaluated in terms of credit rating and good faith according to Party B’s events of default, acts in breach of rules, Subscriber complaints, and cooperation on the services during the term hereof, and relevant provisions hereof and appropriate incentives or restrictions shall apply to Party B according to the results of such evaluation.

8.2	A scoring system for measuring the credit rating shall be adopted as follows:

Credit Rating	Credit Score	Responses	Policies of Incentives and Restrictions
Excellent	Above 90 points	Development support	Grant appropriate incentives.

Good	80 points to 89 points	Implement standard cooperation policies	N/A

Fair	70 points to 79 points	Increase in credit costs	Reduce profit distribution percentage by 5%, and such 5% profit shall be used as additional costs of client service and management beyond the budget.

Poor	60 points to 69 points	Development restriction

Reduce profit distribution percentage by 10%, and such 10% profit shall be used as additional costs of client service and management beyond the budget;

Suspend the acceptance of applications for new businesses and Service Categories;

Suspend revenue settlement.

Unqualified	Below 59 points	Termination of cooperation	Terminate cooperation in all businesses; Reserve relevant rights to recover payments.

Notes:

(1)	Development support shall refer to the friendly policies adopted by Party A for promoting cooperation with Party B, or facilitating Party B’s operation of the Value-added Services, which shall apply to Party B if applicable. The details and methods of implementation of development support policy shall be stipulated separately by Party A in due course and shall be implemented after notice of the same has been given to Party B.

(2)	Normal cooperation shall refer to the terms of this Agreement that shall apply to the cooperation between the Parties and that the development support policy may not be applied to Party B unless otherwise expressly stated in writing;

(3)	Increase in credit costs shall refer to that due to the lower credit rating of Party B, the Parties shall adjust the profit distribution percentage as provided for in Chapter 10 and Annex IV during settlement. The specific adjustments shall be: 5% down from SP’s original profit distribution percentage for SP with a credit score ranging from 70 points to 79 points; 10% down from SP’s original profit distribution percentage for SP with a credit score ranging from 60 points to 69 points.

(4)	Development restriction shall refer to the restriction policies adopted by Party A in order to restrict its cooperation with Party B to a certain extent, which shall apply to Party B if applicable. The details and methods of implementation of development restriction policy shall be stipulated separately by Party A in due course and shall be implemented after notice of the same has been given to Party B.

(5)	Termination of cooperation shall refer to the termination of this Agreement. In the event that Party B gets a credit score below 59 points, Party A shall have the right to terminate this Agreement, and all the Value-added Services hereunder. In such case, Party A shall give a notice thereof to Party B in an appropriate manner, and make arrangements according to the provisions relating to termination herein.

8.3	The basic score for credit rating shall be 80 points; scores may be increased semiannually, but not to exceed 100 points, and may be reduced by month.

8.4	During the term of this Agreement, prior to the fifteenth day of each month, Party A shall conduct a credit rating on all SPs and announce the credit scores to them. The factors in credit rating and methods for score increase and reduction are set out in Annex III hereto.

CHAPTER 9    INTELLECTUAL PROPERTY

9.1	Issues relating to copyrights, trade marks, patents and other intellectual property rights during the term of this Agreement shall be in compliance with relevant State laws; Party B shall, in accordance with relevant State laws and regulations, enter into appropriate authorization/license agreements with the intellectual property rights owner/patentee and or/agent, to ensure that the Mobile Value-added Service provided by Party B will not infringe on the legal interest of the owner/patentee of the intellectual property rights. Party A shall not be liable for any intellectual property right disputes between Party B and any third parties arising from services provided by Party B.

9.2	Party B shall be solely responsible to solve all the disputes in connection with the security and lawfulness of the information it provided, and undertake the economic losses arising from lawsuit, claims, administrative punishment arising hereof.

9.3	Party A may design, produce and register trademark, service mark or logo for its Mobile Value-added Services, and use such trademark, service mark or logo for marketing promotion. If both parties are jointly engaged in such marketing promotions (hereinafter “Joint Promotion”), both parties shall agree on details of the Joint Promotion in exhibits with respect to relevant Mobile Value-added Service, or enter into separate cooperation agreements concerning the Joint Promotion according to actual needs. The parties hereby agree that, the purpose of Joint Promotion is to better operate such Mobile Value-added Service, the Joint Promotion or any activities related thereto shall not infringe upon the trademark rights, intellectual property rights or industrial property rights either of Party A or Party B and/or any third parties. If any party hereto infringes upon the trademark rights, intellectual property rights or industrial property rights of any third party through its unilateral acts, the infringing party shall be liable for all the consequences of infringement, compensate the economic loss that the non-infringing party may suffer, and eliminate negative social impact upon the non-infringing party that may arise therefrom.

CHAPTER 10    BILLING, SETTLEMENT AND COLLECTION

10.1	Billing

10.1.1	Communication Fee shall be set by Party A, and Information Service Fee shall be set by Party B upon Party A’s examination and approval. Any amendment to the Information Service Fee (including the amendment to the manner of fee collection) shall be implemented only upon Party A’s approval.

10.1.2	Party B may set the Information Service Fee according to various methods of collection including frequency, duration and monthly payment, and may provide such various methods of collection for Subscribers to select from. Party B may, through announcement on its website, explicit indication in the Customization agreement, display on the interface of cell phone, or transmission of short message, specifically inform the Subscribers of the collection methods, pricing standards, payment deadline, customer service hotline etc. for the Information Service Fees.

10.2	Settlement

10.2.1	Party A shall be entitled to various Communication Fees arising from the use of Party A’s Communication Network by Subscribers or Party B.

10.2.2	Proceeds of the Information Service Fee shall be distributed between Party A and Party B in certain percentage after deduction of 8% allowance for bad accounts, advance compensation in connection with the complaints from Subscribers and other expenses acknowledged by the parties. Party A’s share in the proceeds is based on the following services it provided: Mobile Communication Network Subscriber resources, relevant service platform, service testing and quality supervision, unified customer service and business promotion, collection of Information Service Fees, and/or billing services.

10.2.3	The distribution percentage of the Information Service Fee is set forth as per business type in Exhibit IV hereto.

10.2.4	Settlement cycle: Party A and Party B shall settle account once in each month, the settlement cycle shall constitute one (1) full calendar month.

10.2.5	Settlement procedure

(1)	Subscribers use of the Value-added Service in the first month.

(2)	Party A shall send the settlement information (including the amount of Communication Fee and Information Service Fee) to Party B through the SP Service System within 10 days after the beginning of the second month.

(3)	Party B may reconcile accounts with Party A on the Information Service Fee receivables prior to the 15th day of the second month, and shall submit the reconciliation and invoice affixed with its seal to the contact person of Party A no later than the 25th day of the second month.

(4)	Party A shall make payment to the bank account designed by Party B no later than the 28th day of the third month.

(5)	If Party B fails to submit the reconciliation and invoice affixed with its seal as required by Party A prior to the 25th day of the second month immediately after the occurrence of respective service due to Party B’s reason or the process of reconciliation, Party A will suspend its payment for Party B’s share of revenue until the end of next quarter upon receipt of Party B’s reconciliation and invoice. Party A’s suspension of payment pursuant to this clause shall not constitute a breach or delayed payment under this Agreement, and Party A shall not be liable for default as a result thereof.

(6)	If Party B fails to submit the reconciliation to Party A within one (1) year, commencing from the 15th day of the second month immediately after the occurrence of respective service, it shall be deemed as Party B’s waiver of its rights to such payment, and Party A shall be therefore released from any obligations to make such payment to Party B.

(7)	During the settlement process, Party B shall at the request of Party A to submit formal invoice to Party A.

10.2.6	Both parties shall reconcile the account on the aggregate amount of the Communication Fee and Information Service Fee. If the discrepancy between Party A’s billing and that of Party is no more than 5%, the billing shall be based on Party A’s data; if the discrepancy is more than 5%, both parties shall redo the reconciliation and identify the reasons for such discrepancy and timely find out reasonable solutions thereto. Any delay in Party A’s payment due to reconciliation of account shall not be deemed as a violation of Party A’s obligation in timely payment.

10.2.7	The actual amount that should be paid to Party B (“Settled Information Service Fee”) in connection with various services conducted on a joint basis shall be determined by Party A according to the amount payable to Party B calculated and aggregated in proportion to the relevant distribution percentages of the parties applicable to each of such services, after deducting (or adding) other fees to be paid (or received) by Party B. The foregoing “other fees” include but are not limited to: Resource Use Charge, liquidated damages deductible as a result of breach, and hosting expense. The amount of service revenue payable to Party B may, upon agreement between the Parties, be settled separately from the costs and expenses payable from Party B, to which the settlement process shall apply separately.

10.2.8	If after reconciliation the amount of the Settled Information Service is negative, Party B shall make up the amount to Party A, the cycle and procedure for Party B’s payment shall be the same as Party A’s settlement cycle and settlement procedure hereunder. After payment, Party B shall promptly obtain formal invoices from Party A.

10.2.9	Party B shall timely update its information (such as bank account) in connection with the payment recorded in the SP Service System. If due to Party B’s failure to timely update its information, Party A’s payment is rejected by the bank, or Party A is otherwise prevented from making timely payment, Party A shall suspend making such payment. Such suspended payment shall be made together with the most recent payment of settled amount in either June or December since Party A acknowledges Party B’s correct bank account, and Party A shall not be liable for default due to failure of timely payment.

10.2.10	If Party B changes it corporate name, it shall promptly (through the SP Service System or other appropriate manner) notify Party A of the same. All the amount that should be paid by Party A to Party B after such change to Party B’s corporate name shall be remitted to such bank account with the changed corporate name of Party B, regardless whether or not such payment accrue after the change of Party B’s corporate name. If Party A is unable to make timely payment due to Party B’s failure in the handling of formalities for the change of its corporate name, it shall be dealt with in accordance with Clause 10.2.9 hereof.

10.2.11	If this Agreement is terminated by Party B as provided hereunder, the Parties shall settle the Information Service Fees accrued prior to the termination hereof. The settlement method, cycle and procedure shall be determined according to Clause 10.2 hereof, together with the provisions relating to the deduction of Information Service Fee and liquidated damages as a result of breach.

10.3	Fee Collection

10.3.1	Information Service Fee shall be charged and collected by Party A. Party B shall not collect the Information Service Fee from the Subscribers. Communication Fee shall be charged by Party A and collected from the Subscribers or Party B.

10.3.2	Prior to collection of the Information Service Fee on behalf of Party B, Party A shall review in detail the fee collection items and the summary thereof, and Party B shall provide active support to Party A in this respect. The key details to be reviewed shall include to make sure whether the contents provided by Party B are in violation of the provisions of Article 57 and Article 58 of the Telecommunication Regulations of People’s Republic of China and other relevant laws, regulations and policies.

10.3.3	Prior to Party A’s collection of the Information Service Fee on behalf of Party B, Party B shall provide relevant documents evidencing that the Subscriber is using such service with knowledge and willingness, and the fee to be collected shall accrue at the time of actual use by such Subscriber (except for monthly fee). The parties shall keep the record of Subscriber Customization and use of service for more than 5 months.

10.3.4	The invoice issued by Party A to Subscribers shall explicitly indicate “Fee Collection” and the amount thereof for the portion of fees collected on behalf of Party B. Party A shall provide Subscribers with reasonable and effective methods and ways to inquire about Party B’s name, name of services for fee collection and the specific amount thereof. If the Subscribers require the billing record for such fee collection, the parties shall provide such record to Subscribers without charge.

10.3.5	If the Subscribers refuse to pay the Information Service Fee for any objection thereto, and Party A cannot prove that the amount to be collected is correct at the time of such dispute, Party A shall only collect the portion of fees other than that is under dispute, and timely notify Party B of the case. Thereafter, Party B shall be responsible to settle the dispute with Subscribers.

10.3.6	If there is any dispute with any Subscriber on a pre-paid basis, and both parties cannot prove that the amount to be collected is correct within 15 days thereafter, Party A shall for the time being refund to such Subscriber, and deduct the portion of Information Service Fee in dispute from Party B’s share of distribution in the next round of settlement cycle. Thereafter, Party B shall be responsible to settle the dispute with the Subscriber.

10.3.7	During the process of dispute resolution, both parties shall not suspend or terminate services to such Subscriber other than those in dispute.

CHAPTER 11    MODIFICATION OR TERMINATION OF AGREEMENT

11.1	During the term of this Agreement, should Party A make any business provision, management measure, quality standard and/or client service standard relating to the Mobile Value-added Services, such provision and standard shall be deemed as a part of the covenants hereof with which both Parties shall comply. In case of any conflicts between such provision and/or standard and the provisions hereof, such provision, measure and/or standard shall prevail, except for the provisions with respect to defaults; provided, however, that except for cases that both Parties consider, through consultation, to be applicable to this Agreement or otherwise enter into a separate agreement if necessary in relation to such conflicts.

11.2	In the event that either Party desires to alter or amend this Agreement, such Party shall notify in writing the other Party thereof with 15 days in advance. Parties shall alter or amend this Agreement in writing through negotiation.

11.3	Except as expressly provided herein, during the performance this Agreement, neither Party may, without the prior written consent of the other Party, suspend or terminate the performance hereof or unilaterally cancel this Agreement.

11.4	Any failure of one Party to operate or smoothly conduct the Mobile Value-added Services hereunder shall, as a result of non-performance of its duties or obligations hereunder or otherwise material breach of provisions herein by the other Party, be deemed as the defaulting Party’s unilateral termination of this Agreement, and the non-defaulting Party shall have the right to lodge a claim to the defaulting Party for economic losses suffered by it as a result thereof and cancel this Agreement.

11.5	Amendment or termination hereof as a result of Party B’s qualification for cooperation: In the event that Party B has any of the following behaviors, this Agreement shall be automatically terminated:

(1)	transfer, without Party A’s approval, such resources as service number, trunk line, digital URL, etc that Party B has obtained from Party A;

(2)	conduct business beyond its physical boundary and business scope as provided in its qualification license;

(3)	provide, without qualification license granted by competent State authorities, content and category of services requiring such qualification license;

(4)	provide false copyright and/or qualification license;

(5)	engage in other unauthorized services or provide content in violation of the requirements of relevant competent authorities or the agreement between the Parties hereto.

11.6	During the term of this Agreement, in case of occurrence of any event involving corporate nature, qualification and civil capacity resulting from the split, merger, dissolution, liquidation or bankruptcy of Party B, Party B shall forthwith notify Party A thereof, and shall comply with provisions hereunder concerning the Grace Period for Withdrawal. If Party B no longer qualifies for or has the capacity to provide, the Mobile Value-added Services hereunder due to its dissolution, liquidation or bankruptcy, this Agreement shall be terminated accordingly. and the successor company (or other entity) of Party B’s Mobile Value-added Services hereunder shall reapply to Party A for activation of such service and timely modify Party B’s corporate code and other information in Party A’s service system or the SP Service System.

11.7	If there is any change to Party B’s company name, Party B shall timely register such change with relevant administrative authority for industry and commerce and authority in charge of information industry, and receive a valid entity qualification certificate and business qualification certificate.

11.8	Where Party B fails to obtain this Agreement duly sealed by Party A due to its own reason within one month after receipt of Party A’s notice thereof, that is to say, the interval between the dates of execution hereof by Party A and Party B is more than one (1) month, this Agreement shall be deemed as null and void, and Party B’s qualification for access shall be automatically cancelled, and application for services shall simultaneously become void. Or where Party B fails to serve, within one (1) month after its receipt hereof duly signed by Party A, this Agreement duly signed by both Parties to Party A due to its own reason, this Agreement shall be deemed as null and void, and Party B’s qualification for access shall be automatically cancelled, and application for services shall simultaneously become void.

CHAPTER 12    CONFIDENTIALITY

12.1	For the purpose of this Agreement, “Confidential Information” means trade secret (including financial secret), technical secret, know-how and/or other confidential information and materials that one Party (“Receiving Party”) obtains or learns from the other Party (“Disclosing Party”), or jointly developed by both parties through the performance hereof, no matter whether such information or materials is in any form or contained in any media, or the Disclosing Party has indicated its confidentiality in oral, graphic or written form at the time of such disclosure.

12.2	During the term of this Agreement and five years thereafter, neither Party shall disclose, reveal or provide any Confidential Information to any third party.

12.3	Each Party shall take proper measures to keep the Confidential Information provided by the other Party strictly confidential, using the same degree of care as it uses to protect its own Confidential Information. Neither Party shall use the Confidential Information for purposes or objectives other than that provided herein with respect to the cooperation hereunder.

12.4	Each of the Parties warrants that it shall only disclose the Confidential Information to its personnel in charge and employees engaged in such services. Prior to its disclosure thereof, it shall notify such personnel of the confidentiality of the Confidential Information and their obligations hereunder, and shall demonstrate such personnel are subject to confidentiality obligations hereunder in a certifiable manner.

12.5	If necessary, the Receiving Party shall at the instruction of the Disclosing Party return all documents or other materials containing the Confidential Information to the Disclosing Party, or otherwise destroy the same if so requested by the Disclosing Party.

12.6	The preceding provisions shall not apply to the following:

A.	The Receiving Party has already legally owned the Confidential Information on or prior to the execution of this Agreement;

B.	The Confidential Information is already known to the general public or otherwise can be obtained from the public domain prior to disclosure to the Receiving Party;

C.	The Confidential Information has been obtained from a third party which is not bound to confidentiality or non-disclosure obligation hereunder;

D.	The Confidential Information has already became known to the general public or otherwise can be obtained from the public domain other than by breach of this Agreement;

E.	The Confidential Information is developed independently by the Receiving Party or its affiliate or associate companies without any benefit from the information obtained from the Disclosing Party or its affiliate or associate companies;

F.	The Receiving Party discloses the Confidential Information in response to a court order or as otherwise required by law or administrative authorities (by way of oral enquiry, interrogation, request for submission of material or document, subpoena, civil or criminal investigations or other legal proceedings) provided, however, that the Receiving Party shall promptly notify the Disclosing Party thereof and provide necessary explanations.

12.7	Both Parties shall keep the content of this Agreement in strict confidence.

12.8	Both Parties shall keep a good record of communications, notices or any other document transmitted or exchanged by them for performance of this Agreement, and shall not use the same for purposes other than in relation to the cooperation hereunder. Neither Party shall do any act of slander or defamation against the other Party, nor make any public statement detrimental to the cooperation between the two Parties.

CHAPTER 13    OTHER LIABILITIES FOR BREACH

13.1	The Parties shall strictly observe the provisions of this Agreement, if either Party suffers any damage to its interests or the cooperation hereunder is unable to proceed due to the failure of the other Party to perform its obligations, warrants or undertakings hereunder, or the violation of its representations hereunder, then the other Party shall constitute a breach of this Agreement.

13.2	If any Party’s breach causes negative social impact or economic losses to the other Party, the non-defaulting Party shall have the right to hold the defaulting Party liable for such breach and require the defaulting Party to eliminate such impact and make corresponding compensations, and shall have the right to terminate this Agreement.

13.3	In addition to liabilities for breach provided in this chapter, each Party hereto shall also be held liable for any breach resulting from the application of the Withdrawal Mechanism and/or business management rules.

CHAPTER 14    FORCE MAJEURE

14.1	“Force Majeure” means all the events that can not be controlled nor foreseen, or can be foreseen but can not be avoided by the Parties hereto, which prevent any Party to perform part or all of this Agreement. These events shall only include: natural disaster (such as earthquake, landslide, collapse, flood, typhoon, abnormal weather, etc.) and incidents (such as fire, explosion, accident, war, terrorist event, large-scale epidemic, sabotage, hacking, network failures or any other similar or dissimilar incidents).

14.2	In the event that any Party hereto affected by Force Majeure event is unable to perform its obligations hereunder, such Party shall not be held responsible for the other Party’s losses arising therefrom.

14.3	The Party affected by Force Majeure event shall promptly inform the other Party of occurrence of such event in writing, and shall, within 15 days thereafter, send a valid certificate issued by the relevant authority evidencing the detail of such event and the reason for the failure or delay to perform all or any part of this Agreement. Both parties shall negotiate whether to continue to perform or terminate this Agreement according to the degree of impact on the performance hereof caused by such event.

CHAPTER 15    GOVERNING LAW AND DISPUTE RESOLUTION

15.1	The execution, validity, performance and interpretation of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

15.2	Any disputes arising from or in connection with this Agreement shall be settled through amicable consultations between the Parties in the spirit of cooperation. If the dispute can not be settled through consultations, such dispute shall be submitted to the people’s court where Party A is domiciled for ruling.

CHAPTER 16    MISCELLANEOUS

16.1	Transferability. Unless otherwise provided in Clause 6.9 hereof, any or all rights and obligations hereunder shall not be transferred or assigned.

16.2	This Agreement shall constitute a contractual relationship only between the Parties hereto. Any provisions hereof shall not be construed as: (a) establishing partnership or other relationship of joint liability between the Parties hereto; (b) making any Party to be an agent of the other Party (except with prior written approval from the other Party); (c) authorizing any Party to incur expenses or any other obligations to the other Party (except with prior written approval from the other Party).

16.3	Any failure or delay in the exercise of certain right hereunder by either Party shall not constitute a waiver of such right by such Party; any complete or partial exercise of certain right by either Party shall not preclude further exercise of such right by such Party in the future.

16.4	The invalidity of any provision hereof shall not affect the validity of the remaining provisions of this Agreement.

16.5	This Agreement shall become effective as of April 1, 2006, and expire on March 31, 2007, unless terminated earlier according to the terms hereof. If Parties have cooperated to develop the Mobile Value-added Service or otherwise have signed similar agreements prior to the term hereof, both Parties shall execute this Agreement as of the date hereof; if Parties have not cooperated to develop the Mobile Value-added Service or otherwise have not signed similar agreements prior to the term hereof, this Agreement shall become effective as of the date of signature or of affixing of seal by the authorized representative of each Party.

16.6	On the expiration hereof, Party A may examine Party B’s capacity and qualification in performing this Agreement, and, to the extent that Party A believes that Party B has the capability to perform this Agreement and that Party B is qualified for the continued performance hereof, this Agreement shall be automatically renewed, and each renewed term hereof shall be one (1) year.

16.7	This Agreement and the Annexes attached hereto shall be in two originals, each of Party A and Party B shall hold one thereof, and such originals shall be of equal legal effect.

Party A: China United Telecommunications Corporation

Legal representative/Authorized representative:

Date of signature: April 13, 2006

Party B: Beijing Hutong Wuxian Technology Co., Ltd.

Legal representative/Authorized representative:

Date of signature: April 13, 2006

Annex I Definitions

Unless otherwise stated in this Agreement or required in the context, the following terms shall have meanings as below:

1. “SP/ CP”

“CP”, is the abbreviation for “Content Provider”. For the purpose of this Agreement, “CP” shall only refer to the provider of information sources for the services.

“SP”, is the abbreviation for “Service Provider”. For the purpose of this Agreement, “SP” shall refer to the professional provider of telecom and information services. “SP” can be a network operator or an integrator of business provided by other network providers and provides integrate services to its customers.

In this Agreement, “SP/CP” collectively, or “SP” independently shall include all the professional entities willing to cooperate with Party A, use Party A’s mobile telecom network and data service platform, and provide various Mobile Value-added Services to Party A’s mobile telecom network Subscribers.

2. “Subscribers”, shall refer to such individuals, corporate persons or other entities that connect with Party A’s mobile telecom network and Value-added Service Platform via mobile terminals or other telecom terminals approved by Party A, and voluntarily receive the Mobile Value-added Service provided by Party A and Party B.

3. “Mobile Value-added Services”, shall collectively mean the various information services and applications, among other things, provided to Party A’s Subscribers jointly by both of the Parties based on the mobile network of China Unicom and various Mobile Value-added Service Platforms. The Mobile Value-added Services of China Unicom, with “UNI” as the single brand name, include seven broad categories as follows, i.e. Uni-Info, Uni-Wap, Uni-Voice, Uni-Mail, Uni-Magic, Uni-Tone, and Uni-Video, and the Service Categories will continue to be expanded as a result of innovations in technology and business.

(1)	Uni-Info: Information on demand and customization, location service and e-commerce application, etc. via short message technology; Uni-Wap: Information browse, download of pictures, music, Download Fun, WAP PUSH, interactive application and e-commerce, etc. via wireless application protocol (WAP);

(2)	Voice information service: Voice information service via IVR technology, including music voice, chatting, information enquiry, and interactive participation, etc.

(3)	Uni-Mail: Publication subscription and transmission on cell phone via SMTP/IMAP4/POP3, and information on demand and customization via multi-media messaging service (MMS) technology;

(4)	Uni-Magic: Closedown and online application of various general information, entertainments via BREW/JAVA technology;

(5)	Uni-Tone: Customized ring back tone service (CRBT);

(6)	Uni-Video: High quality video and audio services via stream media technology.

4. “Mobile Telecom Network and Value-added Service Platform” For the purpose of this Agreement, “Mobile Telecom Network” refers to the mobile telecom infrastructure facilities provided by Party A. “Value-added Service Platform” refers to the service platform added based on the mobile telecom network, which is specially designed for one or more specific Value-added Service, including but not limited to Subscriber interface, SP/CP interface, business management and application billing functions.

5. “Service Supporting Systems”, means Subscriber management and accreditation, billing, settlement, and accounting systems required for the normal operation of services.

6. “Communication Channel”, means physical and logical connections within mobile communication system for the communication between subscribers.

7. “Port”, means the interface for the communication connection between data service platform and mobile telecom network, data service platform and application server provided by SP/CP, including communication address and relevant specifications.

8. “Data Flow”, means the communication volume coming in and out of the data service platform.

9. “Testing”, means the testing on services provided by SP/CP, which may include network connection test, interface conformity test, and function test, so as to ensure the service meets the requirements for activation. The period necessary for Testing or believed necessary to finish Testing by Party A is the Testing Period.

10. “Grace Period for Withdrawal”, means certain period that if the SP/CP services are required to be terminated, the SP/CP shall make prior notice to Subscribers in appropriate manner within such period prior to the termination thereof, and shall continue its services to Subscribers according to Subscriber agreement to minimize the Subscribers’ losses arising from such termination.

11. “Equipment Junction Point”, means the location of linkage between two physical or logical equipments.

12. “Maintenance Interface”, as the whole service system is composed of different parts, and the responsibility of maintenance also belongs to different parties, the maintenance interface is to set up the location for different parties to take responsibility for maintenance.

13. “System Maintenance”, means the daily maintenance and trouble shooting for the normal operation of system.

14. “Gateway”, means the equipment that provides the function of protocol transition and system interconnection.

15. “Customize”, means the Subscribers acknowledge their acceptance of content services, and voluntarily ask for such services.

16. “MO”, means the short message sent from the cell phone of the subscriber to the short message Gateway of Party B. The expense arising from MO shall be the MO Communication Fee, which shall be collected by Party A from the subscriber.

17. “MT”, means the short message sent from the Part B’s access number for short message to the cell phone of subscriber. MT includes the short messages under the service category of PUSH.

18. “Asymmetric Communication Fee”, mean the fee arising from the short message of asymmetric part (i.e. number of MT – number of MO). Asymmetric Communication Fee shall be collected by Party A from Party B.

19. “7×24 hours”, means 24 hours a day and 7 days a week, regardless of public holidays.

20. “Communication Fee”, means such fee arising from the use of Party A’s network resources by Subscribers or the SP/CP; Communication Fee shall be collected by Party A from subscribers or the SP/CP.

21. “Information Service Fee”, means such fee arising from the use of SP/CP’s content information or application services other than communication fee. Information Service Fee shall be divided in certain portions between Party A and Party B. Before the distribution in certain percentage between Party A and Party B, the fee, calculated by Party A’s settlement system, to be collected from Subscribers is, the “Aggregate Amount of Information Service Fee”. The fee paid to Party B after Party A deducts certain percentage and expenses from the Aggregate Amount of information Service Fee is the “Settlement Information Service Fee”.

22. “Billing Cycle”, means the statistic cycle for Party A’s billing system on Party B’s Information Service Fee, which shall be one (1) complete calendar month, from 0:00:00 on the first day of each calendar month until 24:00:00 on the last day of that month.

23. “Corporate Code”, refers to “China Unicom Mobile Data Service SP/CP Corporate Code”, which is the sole corporate identification to identify Party B in Party A’s system.

24. “SP Service System”, means the online office system established and maintained by Party A for integration, agreement execution, account reconciliation, information disclosure and feed back, and other daily work.

25. “Ranking”, means the ranking conducted by Party A according to one or more targets including income of Information Service Fee or business volume of all SP/CP that are beyond the Business Support Period with respect to a certain mobile value-added service. If there is any decimal after the total number of SP/CP multiplied by percentage, the round number shall remain, and the decimal number shall be omitted. With respect to any SP/CP for which the income of Information Service Fee is unable to be determined due to account reconciliation, its ranking shall be determined according to Party A’s statistics prior to the reconciliation.

26. “Business Support Period”, means the period in which there are certain preferential policies that Party A extends to Party B in terms of ranking and withdrawal on certain service for a period of three complete Billing Cycle after Party B obtains the all network accession qualification, and has passed testing of such service, the purpose of which is to provide Party B with time to accept training for the business cooperation between Party A. This time of period shall be called the Business Support Period. Party A and Party B shall decide whether to apply the Business Support Period according to the characteristics of the mobile value-added service, and specify in detail in the Exhibits the rights and obligations of both parties during the Business Support Period.

27. “Service Screening”, means except for Uni-Voice and Uni-Info, Party A cancels the display of Party B’s service to Subscribers, but remains the customization and billing therefor. Service Screening for Uni-Voice means temporary shutdown of the service access number; Service Screening for Uni-Info means while maintaining the customization of Subscribers, the billing rate shall be set at zero.

28. “Service Closedown”, means Party A’s termination of cooperation on Party B’s service section by canceling the customization of Subscribers and terminating the billing for such services.

29. “Withdrawal”, means Party A’s termination of cooperation with Party B on certain service, and Party A will not accept Party B’s application for cooperation on such service in certain period of time.

30. “Service Category”, means service classification according to the similarity of techniques as provided by the administrative specifications of Party A, such as “Uni-Info Service Category”.

31. “Credit Rating System”, means evaluation of creditworthiness of SP based on subscriber complaints, SP’s default, SP’s breach of rules and cooperation, etc., for the purpose of defining the credit rating of SP through quantified scoring, and applying different policies of cooperation to SP at different credit ratings.

32. “Resource Use Charge”, means resource use charge in a certain amount payable from Party B to Party A for Party A’s access numbers and/or E1 port resources occupied by Party B and management costs thereof.

33. “Number of Complaints Compensated”, means the number of complaints resulting in actual compensation due to Party B’s reasons.

34. “Percentage of Compensation for Complaints”, means the percentage of compensation in connection with complaints as to the proceeds of information service fee in RMB100,000 (100% of information service fee).

35. “Ratio of Compensation to Income”, means the percentage of compensation in connection with complaints as to the proceeds of information service fee (100% of information service fee).

Annex II List of Acts in Breach

Item	Acts in Breach	Class
1	After the service is available on line, arbitrarily adjust the explanations or content of services declared by itself or required by the norms, which results in a deviation from the content approved by Party A	A

2	Name of actual service provider is not the same as that identified (and approved by Party A) in the service explanations or introductions submitted by Party B in its service application	A

3	Uni-Info service: the contents of any short message sent in the customized service or delivery-on-demand service charged per message is not consistent with the contents of such services declared by Party B, or there is any short message containing the contents of other services, or containing the contents of promotions of other services	A

4	Uni-Voice service: fail to explicitly notify the Subscriber of any of the following items within the first 15 seconds after the Subscriber is connected: the name of Party B, the name of the service and billing rate	A

5	Due to service design or system problems on the part of Party B, services cannot be provided to the Subscribers or the customization is cancelled	A

6	In the promotion of services: fail to explicitly notify Subscribers in proper way of any of the following items: the contents of service, the rate of Information Service Fee	A

7	Promotions or marketing contain vulgar information or similar information	A

8	In case Party B promotes services by providing free trial service to Subscribers, Party B fails to notify Subscriber explicitly of the period or conditions for free trial before Subscribers begin free trail.	A

9	Without approval by Party A, send PUSH message, group short message, group mail to Subscriber or alter the scope or contents of PUSH	A

10	Use the service itself, or produce fraudulent data by various means, or make the statistics unable to reflect the true conditions of the market through a certain method	A

11	In service promotion: without the consent from Party A, use the name, logo and other related materials of Party A in violation of this Agreement	A

12	In free services: connect the Subscribers to the webpage with charge by using technical methods; or make changes to the normal link of the services in violation of the logics of services through technical methods	A

13	Due to Party B’s technical problems, the Subscribers cannot withdraw as usual from the service for which he/she has subscribed	A

14	Service suspension for over 24 hours without prior notice to Party A, due to reasons of Party B	A

15	Fail to offer client support service in line with this Agreement and service management procedures, evade or fail to respond to client service complaints of Party A in the promised time limit	A

16	Information as to 24-hour client service telephone number, etc. is inconsistent with that in Party A’s SP Service System, or the client service number cannot be connected or there is no response for a long time; or information indicated by party B to clients is inconsistent with that in Party A’s SP service system	A

17	Clients’ complaints resulting from Party B’s problem, leading to social/economic adverse affect to Party A or Party A’s business	B

18	Uni-info service: delivery-on-demand service: as to multiple MTs caused by a single MO, charge for messages other than the first MT, in violation of requirements of the Ministry of Information Industry	B

19	Uni-Voice service: begin the billing within the first 15 seconds after the Subscriber is connected	B

20	Service names, service explanations, service content or content of service links contain vulgar information	B

21	Provide the contents without the authorization of the rights holder, which violates the State regulations concerning intellectual property rights	B

22	Conduct services without approval	B

23	Uni-Info service: for the delivery-on-demand service, the maximum charge to Subscribers per month or the frequency of message sending exceeds the standards as approved by Party A	B

24	Delivery-on-demand service embedded in the mobile terminals or UTK/STK and OTA card: fail to send a free message specifying the billing rate to the Subscriber when the Subscriber select such service	B

25	There is no description of billing rate and instructions to withdraw embedded together with the delivery-on-demand service embedded, or such description is embedded in an unreasonable way	B

26	Collect fees from the Subscriber without providing any service	B

27	After the service is available online, significantly adjust the contents of service without authorization	B

28	Provide collection service for the service or contents of Internet website in violation of the business standards of Party A	B

29	In case Party B promote the service by providing free trail service for Subscribers, upon the end of free trial period and prior to the beginning of fee collection, Party B fails to explicitly notify the Subscribers of the billing rate; or Party B begins Customization without receipt of confirmation of Customization from the Subscriber	B

30	Conduct unfair competition in the marketing process, disrupt market order	B

31	Lure the Subscriber into Customization without knowledge or willingness, or there is any fraud including enticing the Subscriber into the fee-based service without knowledge or willingness	B

32	Arbitrarily conduct call transfers or outbound calls	B

33	Due to problems of security mechanism, a third party causes significant malfunction of party A’s service platforms or networks through party B’s system, affecting services in a part of or the entire network	B

34	Client complaints resulting from SPs problem, which have been made before the Ministry of Information Industry and filed for investigation, leading to major media’s adverse report of Party A or its business	B

35	Without the consent from Party A, make services embedded in mobile terminals together with the producers of such mobile terminals	C

36	Maliciously send to Unicom service platform the call bills in absence of Customization relations	C

37	Provide fee collection service in respect of illegal services or contents of Internet websites in violation of relevant regulations of the State	C

38	Deduct the fees from the Subscriber without opened account or an unused phone number, or by technical means simulate the Subscribers without opened account or an unused phone number in order to effect Customization	C

39	Illegally obtain benefits from Party A by technical means, or engage in acts for the purpose of illegally obtaining benefits from Party A	C

40	By using technical means, cheat or force the Subscriber into Customization, or make Customization without authorization, or maliciously excessive or incorrect fees from Subscribers	C

41	Party B maliciously causes significant malfunction of party A’s service platforms or networks, affecting services in a part of or the entire network, or party B can not show evidence that the problem was caused by a third party	C

42	Due to Party B’s reason, Party A has been criticized publicly for three times in the aggregate within one year, and for each time, the Percentage of Compensation for Complaints is above “10 complaints compensated /RMB100,000 of Information Service Fee proceeds”	C

43	Due to Party B’s reason, Party A has been criticized publicly for three times in the aggregate within one year and for each time, the Ratio of Compensation to Income is above 1%	C

44	Uni-Voice service: Party A has been criticized publicly for three times in the aggregate within one year and the number of complaints from Subscribers are above 1000 each month	C

45	Uni-Voice service: more than 3000 complaints from Subscribers each month	C

46	Due to Party B’s reason, the Percentage of Compensation for Complaints are more than or equal to “50 complaints compensated /RMB100,000 of Information Service Fee proceeds”	C

47	Due to Party B’s reason, the Ratio of Compensation to Income is higher than or equal to 2%	C

48	Due to Party B’s reason, the Percentage of Compensation for Complaints rank in the top 5 across the country, and more than 10 provinces are involved	C

49	Due to Party B’s reason, there are two complaints filed by the Ministry of Information Industry for investigation within one year and SP have been deemed to be responsible for such complaints	C

50	Due to Party B’s reason, there arise significant complaints or adverse report on Party A or Party A’s business by the media at or above the provincial level	C

51	Lots of Class A acts occurring at the same time, or successively	B

52	Lots of Class B acts occurring at the same time, or successively	C

53	Engage in any other activities with prejudice to the interests of Party A and/or Subscribers, or provide contents of service with prejudice to the interests of Party A and/or Subscribers	A - C

Notes:

1.	Unless otherwise specified in the Text hereof, Annexes or this List, acts listed in the column of “Acts in Breach” cover all breaches that might arise while carrying out Mobile Value-added Services; provided that, some acts in breach are not applicable to all kinds of Mobile Value-added Services due to special reasons in terms of technologies or business characters.

2.	“Classes” are divided into Class A, B and C, which correspond to the three methods for handling breaches set forth in the main body of the Agreement. Such three classes are basically divided on the basis of severity and (possible) losses/adverse affects to Party A or subscribers. If no specific class but only a wider grade (such as A-B, B-C or A-C) has been identified for a kind of acts in breach, then Party A may select a suitable handling method under an applicable class based on the nature and affects of such act in breach, and the losses it has caused to Party A and/or Subscribers, and the effects arising therefrom upon Party A and/or Subscribers.

3.	Apart from this List, Party A may also apply business standards and management procedures developed itself in accordance with Text of this Agreement. If such business standards and management procedures conflict with this Schedule, this List shall prevail.

Annex III Credit Rating

In accordance with the provisions of Chapter 8 of this Agreement and other provisions in relation to credit rating and credit scoring, this Annex sets out the criteria and points for score increase and reduction in connection with credit rating.

Criteria for score increase:

(1)	The score shall be calculated on a semi-annual basis. 5 points will be added to the score if there has been no reduction of credit rating score, i.e. no acts in breach of contract or rules, satisfactory ratio of Subscribers complaints, cooperation in accordance with the relevant policies of China Unicom, etc.

(2)	The full score is 100 points, and no more points shall be added to a full score. Any reduction in score shall be conducted from 100 points in case of circumstances for which score reduction shall apply.

(3)	For any new SP involved in cooperation, there shall be no increase but only reduction in its score within the three full Billing Cycles commencing from the activation of services and billing for the first time. Upon the end of such three full Billing Cycles, score increase will be conducted for any SP satisfying the conditions to score increase.

Criteria for score reduction: reduction in score shall be conducted according to the table below.

Factors in Credit Rating	Details	Points to be Reduced	Unit	Time for Execution
Default	Class A	5	Per each time	Real time

	Class B	10	Per each time	Real time

	Class C	20	Per each time	Real time

Breach of rules	Breach of business standards and cooperation management measures	5	Per each time	Real time

Client complaints	Top 5 in terms of Ratio of Compensation to Income (no repeated reduction shall apply to Class C default)	5	Per each time	By month

	Top 5 in terms of Percentage of Compensation for Complaints (no repeated reduction shall apply to Class C default)	5	Per each time	By month

	More than 1000 items of Complaints from Subscribers with respect to Uni-Voice	5	Per each time	By month

Cooperation	Failure to make payment the expenses payable to Party A as required	3	Per each item of payment	By month

	Failure to promptly update SP Service System	2	Per each time	By month

	Failure to punctually submit the materials and settlement statements for confirmation, and failure to attend the meetings at the agreed time	2	Per each time	Real time

	Response in a bad manner to the solution for default, provision of fraudulent statements, failure to cooperate with evidence collection in respect of events of default	5	Per each time	Real time

Annex IV Schedule of Profit Distribution Percentages

Service Category	Profit Distribution Percentage (Party A/Party B)
Uni-Info	20 : 80

Uni-Wap	20 : 80

Uni-Mail	20 : 80

Uni-Tone	20 : 80

Uni-Magic	15 : 85

Uni-Voice	35 : 65

Notes:

1.	The Communication Fee and basic function fee under each Service Category shall be the property of Party A, for which no distribution shall apply.

2.	The Information Service Fee received for BREW service under the Service Category of Uni-Magic may serve as the basis for settlement after deduction of 10% developer application fee payable to Brew Company.

3.	Asymmetric Communication Fee shall be charged for the Service Category of Uni-Info at (MT - MO ) * RMB0.05/message.

4.	Formulas for settlement:

(1)	Uni-Info :Settled expenses of Party B = Total amount of Information Service Fee × ( 1 - 8% allowance for bad account ) × 80% profit - Asymmetric Communication Fee

(2)	Uni-Wap :Settled expenses of Party B = Total amount of Information Service Fee ×( 1 - 8% allowance for bad account )× 80% as the profit distribution percentage of Party B - WAP PUSH Communication Fee

(3)	Uni-Mail, Uni-Video, and Uni-Tone: Settled expenses of Party B = Total amount of Information Service Fee × ( 1 - 8% allowance for bad account ) × 80% as the profit distribution percentage of Party B

(4)	Unija under the Service Category of Uni-Magic : Settled expenses of Party B = Total amount of Information Service Fee × ( 1 - 8% allowance for bad account ) × 85% as the profit distribution percentage of Party B

(5)	BREW under the Service Category of Uni-Magic : Settled expenses of Party B = ( Total amount of Information Service Fee - Developer application fee )×( 1-8% allowance for bad account ) × 85% as the profit distribution percentage of Party B

Developer application fee = the rate of developer application fee( >=5 )× 10% as the profit distribution percentage of developer + RMB0.5 (in case the rate of developer application fee is less than RMB5)

(6)	Uni-Voice :Settled expenses of Party B =Total amount of Information Service Fee ×( 1 - 8% allowance for bad account)× 65% as the profit distribution percentage of Party B

5.	In the above formulas, the amount equal to “Total amount of Information Service Fee × ( 1 - 8% allowance for bad account )” shall be the basis for settlement, subject to deductions of advance compensation in connection with Subscribers complaints under Clause 10.2.2 and other expenses as agreed upon by the Parties hereto.